EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 6, 2004	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com

TOLL BROTHERS’ RECORD 2ND QTR 2004 CONTRACTS RISE 73% VS 2003 TO $1.6 BILLION
RECORD 2ND QTR-END BACKLOG GROWS 69% TO $3.7 BILLION
RECORD 2ND QTR HOME BLDG REVENUES INCREASE 36% TO $815 MILLION
COMPANY AFFIRMS ANTICIPATED 20% PLUS NET INCOME GROWTH IN FY 2004 AND FY 2005

Huntingdon Valley, PA, May 6, 2004 – Toll Brothers, Inc., (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported record second quarter and six month results for contracts, backlog and home building revenues for the period ended April 30, 2004. The company’s contracts and backlog were the highest for any quarter in its history, and its home building revenues were a second quarter record. These results are preliminary. The Company will announce final results when it announces second quarter earnings on May 26, 2004.

Robert I. Toll, chairman and chief executive officer, stated: “We are very pleased with this quarter’s results. We signed approximately $1.6 billion of new home contracts, which was the highest quarter in our history and 73% ahead of last year’s second quarter record. We delivered approximately $815 million of homes, which was 36% ahead of last year’s second quarter record. And our backlog of approximately $3.7 billion, also the highest in our history, was up 69% over last year’s second quarter record.”

“Naysayers will argue that it doesn’t get any better than this, but we believe that they are wrong. Interest rates rise when the economy is growing, employment is increasing and consumer confidence is on the rise. What better time than that to be a home building company? We believe the benefits of job growth and economic expansion would far outweigh the impact of a potential mortgage rate rise. We’ve grown through three recent periods of interest rate hikes: Mortgage rates peaked at 9.4% in 1995, at 8.1% in 1997 and at 8.75% in 2000. Despite this volatility, we’ve produced eleven consecutive years of record earnings and believe that FY 2004 will be our twelfth.”

“We believe that our luxury home buyers are more concerned with the limited availability of new homes in our affluent markets than with the recent rise in interest rates. We have enjoyed unabated, great demand this quarter with per community (same store) totals for deposits and traffic ranking among the strongest in our history.”

“Our $3.7 billion backlog now exceeds by 35% our total fiscal 2003 revenues and our pipeline of projected deliveries now stretches well into the second quarter of fiscal 2005. Our backlog gives investors excellent visibility into our potential revenues for the next four quarters. Based on this backlog, our continued community growth and the current health of the luxury new home market, we believe we are on track to produce net income growth of 20% or better in both fiscal 2004 and fiscal 2005.”

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“In an environment of increasing numbers of affluent households and a governmental regulation-induced shortage of buildable home sites, we currently control approximately 57,000 home sites in upscale markets throughout the U.S. This lot supply gives us a platform for significant growth in the future.”

Toll Brothers’ preliminary financial highlights for the period ended April 30, 2004 (unaudited):

•	The Company’s FY 2004 second quarter contracts of approximately $1.60 billion (2,600 homes), the highest for any quarter in its history, grew by 73% versus FY 2003’s second quarter contracts of $926.5 million (1,667 homes), the previous second quarter record. FY 2004’s six month contracts of approximately $2.51 billion (4,117 homes) grew by 66% versus FY 2003’s six month total of $1.51 billion (2,733 homes), the previous record.

•	FY 2004 second quarter-end backlog of approximately $3.74 billion (6,225 homes), the highest in the Company’s history, increased 69% versus FY 2003’s record second quarter-end backlog of $2.21 billion (3,937 homes).

•	FY 2004 second quarter home building revenues of approximately $815 million (1,463 homes) increased 36% versus FY 2003’s second quarter home building revenues of $601.0 million (1,109 homes), the previous second quarter record. Revenues from land sales totaled approximately $1.5 million for FY 2004’s second quarter compared to $4.0 million in FY 2003’s second quarter.

•	FY 2004’s six month home building revenues of approximately $1.40 billion (2,548 homes) increased 21% versus FY 2003’s six month home building revenues of $1.16 billion (2,145 homes), the previous record. FY 2004 revenues from land sales for the six month period totaled approximately $7.5 million compared to $13.4 million in the same period in FY 2003.

•	As previously announced, in its FY 2004 second quarter, Toll Brothers issued $300 million of 4.95% senior notes due 2014 and used a portion of the proceeds to retire its $170 million of 8.125% senior subordinated notes due 2009. The early retirement of the senior subordinated notes resulted in a second quarter expense of approximately $0.06 per share after tax.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, May 6, 2004, to discuss these results and our outlook for fiscal 2004. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through May 25, 2004.

Toll Brothers builds luxury single-family and attached home communities and master-planned luxury multi-product residential resort-style golf communities principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

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Toll Brothers is the only publicly traded national home building company to have won all three of the industry's highest honors: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. For more information visit www.tollbrothers.com.

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income from joint ventures and the Toll Brothers Realty Trusts Group, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

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PERIOD ENDING APRIL 30*:	UNITS		$ (MILL)
CLOSINGS	2nd Qtr. 2004	2nd Qtr. 2003	2nd Qtr. 2004	2nd Qtr. 2003

Northeast (CT, MA, NH, NJ, NY, RI)	216	164	124.8	96.0
Mid-Atlantic (DE, MD, PA, VA)	534	389	274.1	189.3
Mid-West (IL, MI, OH)	99	79	58.6	42.8
Southeast (FL, NC, SC, TN)	192	182	91.8	76.6
Southwest (AZ, CO, NV, TX)	190	170	107.4	86.4
West Coast (CA)	232	125	157.9	109.9

Total	1,463	1,109	814.6	601.0

CONTRACTS (1)
Northeast (CT, MA, NH, NJ, NY, RI)	282	316	162.5	176.1
Mid-Atlantic (DE, MD, PA, VA)	911	648	515.8	314.9
Mid-West (IL, MI, OH)	192	126	113.8	66.6
Southeast (FL, NC, SC, TN)	268	159	131.6	83.8
Southwest (AZ, CO, NV, TX)	425	204	248.4	125.1
West Coast (CA)	522	214	429.8	160.0

Total	2,600	1,667	1,601.9	926.5

BACKLOG (1)
Northeast (CT, MA, NH, NJ, NY, RI)	1,037	785	590.4	454.5
Mid-Atlantic (DE, MD, PA, VA)	2,173	1,449	1,161.2	709.9
Mid-West (IL, MI, OH)	444	327	252.2	177.5
Southeast (FL, NC, SC, TN)	540	313	289.9	194.1
Southwest (AZ, CO, NV, TX)	1,028	618	599.5	336.5
West Coast (CA)	1,003	445	842.2	342.3

Total	6,225	3,937	3,735.4	2,214.8

*Note: Results are preliminary (unaudited).

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PERIOD ENDING APRIL 30*:	UNITS		$ (MILL)
CLOSINGS	6 Months 2004	6 Months 2003	6 Months 2004	6 Months 2003

Northeast (CT, MA, NH, NJ, NY, RI)	399	332	229.4	195.2
Mid-Atlantic (PA, DE, MD, VA)	939	768	475.5	371.8
Mid-West (IL, MI, OH)	171	166	99.5	86.3
Southeast (FL, NC, SC, TN)	313	345	145.4	149.9
Southwest (AZ, CO, NV, TX)	339	300	189.3	153.8
West Coast (CA)	387	234	265.1	201.9

Total	2,548	2,145	1,404.2	1,158.9

CONTRACTS (1)
Northeast (CT, MA, NH, NJ, NY, RI)	504	457	300.3	265.0
Mid-Atlantic (PA, DE, MD, VA)	1,438	1,083	799.6	534.3
Mid-West (IL, MI, OH)	317	220	187.2	116.4
Southeast (FL, NC, SC, TN)	442	274	217.0	139.5
Southwest (AZ, CO, NV, TX)	658	382	391.9	221.7
West Coast (CA)	758	317	610.3	235.8

Total	4,117	2,733	2,506.3	1,512.7

(1) Contracts for the three-month and six-month periods ended April 30, 2004 included $1.6 million (5 homes) and $3.2 million (10 homes), respectively, from an unconsolidated 50% owned joint venture. Contracts for the three-month and six-month periods ended April 30, 2003 included $2.4 million (8 homes) and $5.5 million (18 homes), respectively, from this joint venture. Backlog as of April 30, 2004 and 2003 included $4.5 million (14 homes) and $7.7 million (25 homes), respectively, from this joint venture.

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